                              CONTRACT INFORMATION

         Each Certificate will be issued with the following information.

First Insured               [John Doe]                       Certificate Number          [NV-12345678]

Issue Age/Sex               [65 ]  [Male]                    Contract Date               [January 1, 1999]

Rating Class                [Standard] [Non-Tobacco]

                                                             Initial Death Benefit       [$60,252.00]

                                                             Initial Payment             [$30,000.00]

                                                             Initial Fixed Account
                                                             Guaranteed Interest Rate    [4.00%]

Additional Agreements

[none]

[LIBERTY MUTUAL LOGO]

--------------------------------------------------------------------------------
                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
                      A MEMBER OF THE LIBERTY MUTUAL GROUP
--------------------------------------------------------------------------------

Home Office:       175 Berkeley Street, P.O. Box 140, Boston, Massachusetts 02117-0140.
Service Center:    100 Liberty Way, Dover, New Hampshire  03820-5808

Contract Number:   GSPVL-0020                                      Issue Date:        March 1, 2000
Contractholder:    Trustee of Liberty Life Assurance Company       State of Delivery: Rhode Island
                   of Boston Group Life Insurance Trust

                     READ THIS INSURANCE CONTRACT CAREFULLY

This is a legal contract between the Contractholder and the Company.

Liberty Life Assurance Company of Boston, a stock Company, will pay the benefits provided by the Group Contract, subject to its terms and conditions. The CONTRACT GUIDE on the inside of the front cover shows where the major contract provisions can be found.

This Group Contract is governed by the State of Delivery.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS GROUP CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE FIXED ACCOUNT EARNINGS AND CONTRACT CHARGES. SEPARATE ACCOUNT VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE. THESE VALUES ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE DEATH BENEFIT IS DESCRIBED ON PAGE 3.

Signed for the Company.

/s/ Dexter R. Legg                           /s/ Edmund F Kelly
SECRETARY                                    PRESIDENT

CONTRACT DESCRIPTION
This is a GROUP MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CONTRACT.
The Death Benefit is payable if the Insured dies while a Certificate is in force and before the Certificate's Maturity Date.
A Maturity Benefit is payable if the Insured is living on the Certificate's Maturity Date.
Death Benefit and Account Value may vary with investment and earnings experience and Contract Charges.
This Group Contract is not eligible for Dividends.

                                                                           Page
CONTRACT GUIDE      ASSIGNMENT                                                6
                    CONTRACT LOANS FOR A CERTIFICATE                         12
                    CONTRACT VALUES FOR A CERTIFICATE                         7
                    DEATH BENEFIT                                             3
                    DEFINITIONS                                               2
                    GENERAL CONTRACT PROVISIONS                               5
                    GRACE PERIOD                                              5
                    INCONTESTABILITY AND SUICIDE                              7
                    INTEREST AND CHARGES                                     24
                    MATURITY BENEFIT                                          4
                    OWNER AND BENEFICIARY                                     7
                    PAYMENT OF PROCEEDS                                      18
                    PAYMENT OF PROCEEDS OPTIONS                              19
                    PAYMENTS                                                  4
                    REINSTATEMENT                                             5
                    SEPARATE ACCOUNT PROVISIONS                              10
                    TABLE OF GUARANTEED MONTHLY MAXIMUM
                    COST OF INSURANCE RATES                              22, 23
                    TABLE OF WITHDRAWAL CHARGES                              24
                    WITHDRAWAL                                               13
                    ANY ADDITIONAL AGREEMENTS, ENDORSEMENTS
                    AND A COPY OF THE APPLICATION APPEAR
                    AFTER PAGE                                               24

DEFINITIONS         This is what We mean when We use the following words in this
                    Group Contract:

                    ACCUMULATION UNIT. An accounting unit of measurement which We use to calculate the value of a sub-account.
                    ATTAINED AGE. The Insured's age on his or her last birthday. CONTRACT DATE. The date when insurance coverage becomes effective.
                    INDEBTEDNESS. Any unpaid loan and unpaid loan interest of a Certificate.
                    INSURED. A person who is:
                    - [a customer of the financial institution shown in the Contract Data; and]
                    - covered as an Insured under this Group Contract as evidenced by a Certificate issued in his or her name.
                    LOAN ACCOUNT. An account established for amounts transferred from the sub-accounts or the Fixed Account as security for outstanding Indebtedness.
                    MONTHLY DATE. The same day in each month as the Certificate's Contract Date. The day of the month on which the Monthly Deduction is taken from the Account Value.
                    NET DEATH BENEFIT. The Death Benefit, less any Indebtedness. PROCEEDS. All or part of the amount payable under any provision of the Certificate.
                    WRITTEN REQUEST. A notice in writing, satisfactory to Us, placed on file at Our Service Center.
                    VALUATION DAY. The day when a sub-account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.
                    VALUATION PERIOD. The time period between the close of business on successive Valuation Days.
                    WE, OUR, US, THE COMPANY. Liberty Life Assurance Company of Boston.
                    OWNER. The Owner of a Certificate, who may be someone other than the Insured.

DEATH               THE BENEFIT
BENEFIT             If an Insured  dies  while  coverage  under the  Certificate is in force, We will pay a Death Benefit to the Beneficiary of the Insured's Certificate. The Death Benefit will be the greater of:

                      - the Initial Death Benefit shown on the Contract Information page of a Certificate; or

                      - a percentage, shown below, of the Certificate's Account Value.

                    The Initial Death Benefit is reduced proportionately for partial withdrawals. We will reduce the Death Benefit by any Indebtedness. The Death Benefit will be determined on the date We receive proof, satisfactory to Us, of the Insured's death. The applicable percentage depends on an Insured's attained age.

Attained Age       Account
                   Value %
   [40 & less        250
       41            243
       42            236
       43            229
       44            222
       45            215
       46            209
       47            203
       48            197
       49            191
       50            185
       51            178
       52            171
       53            164
       54            157
       55            150
       56            146
       57            142
       58            138
       59            134
       60            130
       61            128
       62            126
       63            124
       64            122
       65            120
       66            119
       67            118
       68            117
       69            116
       70            115
       71            113
       72            111
       73            109
       74            107
     75-90           105
       91            104
       92            103
       93            102
     94-99           101
      100            100]

                    [GUARANTEED DEATH BENEFIT
                    Each Certificate has a guaranteed Death Benefit equal to the Initial Death Benefit. In the absence of Indebtedness, this guaranteed Death Benefit will be in effect until the date shown in the table below:

                            [INSURED'S ISSUE AGE      EXPIRY DATE OF GUARANTEED DEATH BENEFIT
                                  0-34                30 Years from the Certificate's Contract Date
                                 35-54                20 Years from the Certificate's Contract Date
                                 55-80                10 Years from the Certificate's Contract Date
                                 81-85                5  Years from the Certificate's Contract Date]

                    The guaranteed Death Benefit is reduced proportionately for partial withdrawals (see page 13).

                    While the Guaranteed Death Benefit is in effect, on any Monthly Date when the Surrender Value is not sufficient to cover the Monthly Deduction and the Certificate has no Indebtedness, We will waive that insufficiency and waive all future Monthly Deductions with respect to that Certificate until the earlier of its Surrender Value being sufficient to cover the Monthly Deductions or the Guaranteed Death Benefit expires.

                    If the Surrender Value is not sufficient to pay the Monthly Deduction or Loan Interest after the Guaranteed Death Benefit has expired or the Certificate has Indebtedness, the Certificate will enter the Grace Period. To keep the coverage under the Certificate in force, an amount at least as large as (A) plus (B) plus (C) must be remitted, where:

                      (A) is the amount by which the Monthly Deduction is
                          insufficient;
                      (B) is the next three Monthly Deductions; and
                      (C) is the net loan interest for the next 3 months
                          (net loan interest is loan interest charged for the Certificate less interest credited on the loan balance for the Certificate).

                    This remittance will be considered a loan repayment, unless otherwise specified in writing. If the amount necessary to keep coverage under the Certificate in force exceeds the outstanding Indebtedness, only the Indebtedness is due. Once the Indebtedness has been repaid, all future Monthly Deductions will be waived until the Surrender Value is sufficient to cover the Monthly Deductions or the Guaranteed Death Benefit expires.]

                    INTEREST ON DEATH BENEFIT
                    We will pay interest on any Death Benefit payable in one sum. The interest rate will never be less than 3 1/2% per year from the date of death to the date of payment, or the rate required by applicable state law, if greater.

MATURITY            MATURITY BENEFIT
BENEFIT             We will pay a Maturity Benefit if an Insured is living and coverage under the Certificate and this Group Contract is in force on the Maturity Date. The Maturity Date is the contract anniversary for the Certificate on or following the Insured's 100th birthday. The Maturity Benefit of the
                    Certificate is equal to the Surrender Value.

PAYMENTS            INITIAL PAYMENT
                    The Initial Payment for each Certificate is payable on or before delivery of the Certificate. The Initial Payment is shown on the Contract Information page of the Certificate and is payable on or before delivery of the Certificate. The payment is payable at Our Service Center or to an authorized agent. A copy of the Owner's application, signed by Us or Our authorized agent, is the receipt for the Initial Payment.

                    SUBSEQUENT PAYMENTS
                    We will accept additional payments if:

                    - the payment is required to keep coverage under the Certificate in force; or
                    - the payment is at least $1,000 and the payment will not result in the disqualification of coverage under this Group Contract as a life insurance under the Internal Revenue Code as it now exists or may later be amended.

                    If We accept an additional payment, evidence of insurability satisfactory to Us will be required if an increase in the Death Benefit occurs as a result of such payment.

                    PAYMENT ALLOCATION
                    An Initial Payment for each Certificate of coverage will be allocated to the Fixed Account on the date We receive the payment.

                    The Account Value of the Fixed Account will then be allocated to the sub-accounts, in whole percentages, according to the payment allocation specified in the application. We may delay such allocation until after the expiration of the Right to Return period stated on the front page of the Certificate.

                    GRACE PERIOD
                    If the Surrender Value is insufficient to pay the Monthly Deduction and either the Guaranteed Death Benefit expired or there is any Indebtedness under a Certificate, a Grace Period of 61 days will be permitted for a payment sufficient to continue coverage under the Certificate. We will send a notice to the last known address of the Owner requesting the amount due. If the required amount is not received within 61 days, coverage will terminate without value. If the Insured dies during a Grace Period, the Death Benefit will be reduced by any Monthly Deductions or Loan Interest due but not paid.

                    REINSTATEMENT
                    A Certificate may be reinstated within five years of the end of the Grace Period and prior to the Maturity Date if We receive:

                    -  Written Request to reinstate the Certificate;
                    -  evidence of insurability satisfactory to Us; and
                    -  a payment equal to at least three Monthly
                       Deductions following the effective date of reinstatement.

                    If the Indebtedness is not repaid, such Indebtedness will also be reinstated.

LIFE                LIFE INSURANCE QUALIFICATION
INSURANCE           Coverage under this Group Contract is intended to qualify
QUALIFICATION       for treatment as a life insurance contract under the
                    Internal Revenue Code as it now exists or may later be amended. We reserve the right to amend this Group Contract and any Certificate issued under this Group Contract to comply with future changes in the Code and its Regulations.
                    Any amendments will be made by an agreement approved by the proper regulatory authorities. We will promptly provide the Contractholder and the Owner with a copy of any amendment.

                    We reserve the right to refuse premium payments and to return those premium payments, in whole or in part, if accepting them would disqualify coverage under this Group Contract from favorable tax treatment under the Code. A premium payment will not be refused if the payment will prevent coverage from terminating.

GENERAL             ENTIRE CONTRACT
CONTRACT            The entire contract consists of:
PROVISIONS
                    -  this Group Contract and any amendments, agreements or
                       endorsements attached;
                    -  the application for this Group Contract, a copy of which is attached to this Group Contract; and
                    -  individual applications for coverage under this Group
                       Contract by the Owner's of Certificates.

                    All statements made by the Contractholder, by the Owner of a Certificate, or by an Insured are representations and not warranties. No statement made by or on behalf of an Insured will be used by Us to rescind the coverage under this Group Contract, or defend a claim under it, unless a copy of the instrument containing such statement has been furnished to an Insured, if living, otherwise to the Beneficiary of the coverage being contested.

                    Any additional agreements which may be included as part of this Group Contract are shown on the Contract Information page. These agreements are attached to and made a part of this Group Contract.

                    WAIVER
                    Only an officer of the Company can waive or change any provision of this Group Contract, and only by means of a written instrument. No agent may change or waive any provision of this Group Contract or a Certificate issued under this Group Contract.

                    We may modify the terms and conditions of this Group Contract to conform to any new law or regulation affecting this Group Contract or a Certificate issued under this Group Contract. Any change to this Group Contract or any Certificate agreed to between the Contractholder and Us will not prejudice the rights of any individual covered under the Group Contract on the effective date of the change.

                    MISSTATEMENT OF AGE OR SEX
                    If the age or sex of the Insured has been misstated, any Proceeds will be adjusted to that amount which the payments paid would have purchased at the correct age and sex. Age refers to the Insured's age last birthday on the Contract Date of a Certificate.

                    ASSIGNMENT
                    This Group Contract may not be assigned.

                    An Owner may assign a Certificate. We will not be on notice of any assignment until a duplicate of the original assignment is filed at Our Home Office. We assume no responsibility for the validity or effect of any assignment, and may rely solely on the assignee's statement of interest.

                    CONTRACT AND CERTIFICATE ANNIVERSARIES
                    Contract years and anniversaries will be computed from the Contract Date of the Certificate. Certificate years and anniversaries will be computed from the Contract Date of a Certificate.

                    INDIVIDUAL CERTIFICATES OF INSURANCE
                    We will issue to each Owner an individual Certificate stating the essential features of the Insured's coverage under this Group Contract.

                    COMPLIANCE WITH LAW
                    If any provision of this Group Contract is in conflict with any applicable law, it is hereby amended to comply with the minimum requirements of such law.

                    FACTS RELATING TO COVERAGE
                    At any reasonable time We will have the right to inspect any records of the Contractholder which relate to this Group Contract.

                    CLERICAL ERRORS
                    A clerical error will not end insurance otherwise in force, nor continue it after it would otherwise have ended.

                    ACTION OF TRUSTEES
                    If the Contractholder is a Trust, We will not be bound by any provisions of such trust agreement. We will not be responsible for any failure of any trustee to perform his duties as a trustee nor for the application or disposition of any money paid to such trustee if coverage under the Group Contract was transferred to another insurance carrier. Payment to such trustee will fully discharge Us for the amount so paid.

OWNER AND           OWNER
BENEFICIARY         The Owner is as named in the application of a Certificate, and may be changed from time to time. Unless otherwise provided, the ownership rights of an individual who dies before the Insured will belong to the surviving joint owner, or if no joint owner, to the executors or administrators of that individual's estate. The ownership rights of a corporation, partnership or fiduciary will belong to its successors or assigns.

                    During an Insured's lifetime, the rights and privileges stated in the Certificate may be exercised only by the Owner.

                    BENEFICIARY
                    The Beneficiary is as named in the application of a Certificate, and may be changed from time to time. The interest of any Beneficiary who dies before an Insured will terminate at the death of that Beneficiary.

                    If no Beneficiary designation is in effect at the Insured's death, or if there is no designated Beneficiary then living, the Owner will be the Beneficiary. However, if the Insured was the Owner, the executors or administrators of the Insured's estate will be the Beneficiary.

                    CHANGE OF OWNERSHIP OR BENEFICIARY
                    The Owner may change the Owner or any Beneficiary by Written Request during the Insured's lifetime. The change will take effect as of the date the request is signed after We acknowledge receipt in writing, whether or not the Owner or the Insured is living at the time of acknowledgment. The change will be subject to any assignment, and to any payment made or action taken by Us before acknowledgment.

INCONTEST-          INCONTESTABILITY AFTER TWO YEARS
ABILITY AND         In the absence of fraud, an Insured's coverage under a
SUICIDE             Certificate will be incontestable after it has been in force during the Insured's lifetime;

                    - with respect to the Initial Death Benefit, for two years from the Contract Date of a Certificate; and
                    - with respect to each increase in the Initial Death Benefit, for two years from the effective date of that increase.

                    SUICIDE WITHIN TWO YEARS
                    If the Insured dies by suicide within two years from the Contract Date of a Certificate, while sane or insane, the amount payable under this Group Contract will be limited to the greater of the Account Value less Indebtedness or the minimum value required by the state where this Group Contract was issued for delivery.

CONTRACT            ACCOUNT VALUE
VALUES              The Account Value on the Contract Date of a Certificate is
FOR A               equal to the Initial Payment less the Monthly Deduction for
CERTIFICATE         the first Certificate's contract month.

                    On each Monthly Date, the Account Value equals:

                    - the sum of the value of the Accumulation Units in the sub-accounts; plus

                    -  the Account Value in the Fixed Account; plus
                    -  the value of the Loan Account, if any; minus
                    -  the Monthly Deduction.
                    On each Valuation Day, other than a Monthly Date, the Account Value equals:

                    - the sum of the value of the Accumulation Units in the sub-accounts; plus
                    -  the Account Value in the Fixed Account; plus
                    -  the value of the Loan Account, if any.

                    CASH VALUE
                    A Withdrawal Charge will be subtracted from the Account Value to determine the Cash Value. The Withdrawal Charges are shown on the Interest and Charges page.

                    SURRENDER VALUE
                    The Surrender Value is equal to the Cash Value, minus the Contract Fee of a Certificate, and minus any Indebtedness.

                    ACCOUNT VALUE IN FIXED ACCOUNT
                    The Account Value in the Fixed Accoun t on the Contract Date of a Certificate is equal to the Initial Payment less the Monthly Deduction for the first Certificate's contract month.

                    On each Monthly Date, the Account Value in the Fixed Account is equal to:

                    - the Account Value in the Fixed Account on the preceding Monthly Date with one month's interest; plus
                    - the Account Values transferred to the Fixed Account since the preceding Monthly Date and interest from the date the Account Value is transferred to the Monthly Date; minus
                    - the Account Values transferred from the Fixed Account since the preceding Monthly Date and interest from the date the Account Value is transferred to the Monthly Date; minus all withdrawals from the Fixed Account since the preceding Monthly Date plus interest from the date of the withdrawal to the Monthly Date; minus
                    - the portion of the Monthly Deduction allocated to the Account Value in the Fixed Account, to cover the Certificate's contract month following the Monthly Date.

                    On any date other than a Monthly Date, the Account Value will be calculated on a consistent basis.

                    SUB-ACCOUNT VALUES
                    Amounts allocated to sub-accounts are applied to provide Accumulation Units in each sub-account. An Accumulation Unit is used to calculate the value of a sub-account. The number of Accumulation Units credited to each sub-account is determined by dividing the amount allocated to a sub-account by the dollar value of one Accumulation Unit for such sub-account. The number of the Accumulation Units is not affected by any subsequent change in the value of the units. The Accumulation Unit values in each sub-account may increase or decrease daily.

                    SUB-ACCOUNT ACCUMULATION UNIT VALUE
                    The Accumulation Unit value for each sub-account will vary to reflect the investment experience of the applicable sub-account and will be determined on each Valuation Day by multiplying the Accumulation Unit value of the particular sub-account on the preceding Valuation Day by a net investment factor for that sub-account for the Valuation Period then ended. The net investment factor for each sub-account is equal to the net asset value per share of thecorresponding investment at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that investment in the Valuation Period then ended) divided by the net asset value per share of the corresponding investment at the beginning of the Valuation Period, less the Separate Account Expense Charge.

                    While We are not currently making a provision for current taxes, any new taxes or increase in taxes attributable to the operations of the Separate Account, We reserve the right to deduct such a charge from the Accumulation Unit value.

                    SUB-ACCOUNT ACCUMULATION VALUE
                    The accumulation value in any sub-account equals:

                    - the number of Accumulation Units in that sub-account on the Valuation Day;
                    - multiplied by that sub-account's Accumulation Unit value on the Valuation Day.

                    EMERGENCY PROCEDURE
                    With the exception of weekends or holidays, if a national stock exchange is closed, or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission (SEC) so that We cannot value the sub-accounts, or as otherwise ordered by the SEC, We may postpone all procedures which require valuation of the sub-accounts until valuation is possible. Any provision of this Group Contract which specifies a Valuation Day will be superseded by the emergency procedure.

                    COST OF INSURANCE
                    The Cost of Insurance for a Certificate is determined on the Monthly Date and is computed as follows:

                    - Divide the Death Benefit on the first day of the Certificate month by 1 plus the Guaranteed Monthly Equivalent Interest Rate shown on the Interest and Charges page;
                    - Reduce the result by the Account Value on that day before computing the Monthly Deduction for the Cost of Insurance; and
                    - Multiply the difference by the Cost of Insurance Rate for that month divided by 1000.

                    COST OF INSURANCE RATE
                    The Cost of Insurance Rate is the rate applied to the insurance under the Certificate to determine the Cost of Insurance. It is based on the Attained Age, sex and rating classification of the Insured. The Cost of Insurance Rate will not be greater than the guaranteed rates shown in the Table of Guaranteed Monthly Maximum Cost of Insurance Rates (see pages 22 and 23).

                    MONTHLY DEDUCTION
                    A Monthly Deduction is made for the Cost of Insurance, Contract Fee of a Certificate, the Expense Charge on the Fixed Account and the cost of any Additional Benefit Agreements. The Monthly Deduction for a month will be calculated by adding:

                    -  the Contract Fee of a Certificate, if due;
                    -  the Expense Charge on the Fixed Account;
                    - the Cost of Insurance for the Certificate's contract month; and
                    - the cost for the Certificate's contract month of any Additional Benefit Agreements.

                    The Expense Charge on the Fixed Account will be deducted from the Fixed Account balance. The remainder of the Monthly Deduction for a Certificate month will be allocated among the Fixed Account and the sub-accounts of the Separate Account in proportion to the Account Value in each account. When determining these proportions, the Account Values are used net of any Indebtedness at the beginning of the month. The Monthly Deduction for each date that falls on a Certificate anniversary also includes the Contract Fee of a Certificate.

                    CONTRACT FEE OF A CERTIFICATE
                    On each Certificate anniversary, the Contract Fee of a Certificate shown on the Interest and Charges page will be deducted from the Fixed Account and the sub-accounts in proportion to the Account Value in each account. The Contract Fee of a Certificate is also deducted upon full surrender of the contract.

                    FIXED ACCOUNT EXPENSE CHARGE
                    On each Monthly Date, an expense charge equal to the monthly equivalent of the annual rate as shown on the Interest and Charges page is deducted from the Fixed Account.

                    INTEREST RATES
                    The Guaranteed Interest Rate for the Fixed Account is shown on the Interest and Charges page. Interest rates are expressed as effective annual rates. The rate is compounded daily and is used to calculate Account Values of the Fixed Account. We may credit interest in excess of the Guaranteed Interest Rate. Such excess interest will be at Our sole discretion.

                    The Account Value allocated to the Fixed Account will be guaranteed and the rate of interest will be guaranteed for at least the balance of the Certificate's contract year. We determine interest rates in accordance with market conditions and other factors. We may change the rate guaranteed on new allocations at any time. This may cause the guaranteed interest rate on Account Values at the beginning of a Certificate's contract year to differ from the guaranteed rate on values transferred in at a later date. Once We guarantee an interest rate for an amount in the Fixed Account, We will not change it until the end of the current guarantee period.

                    Interest on Indebtedness will be credited on each Certificate's contract anniversary at the Guaranteed Interest Rate for the Fixed Account, as shown on the Interest and Charges page.

                    BASIS OF VALUES
                    The method used in computing Account Values and reserves in the Separate Account is in accordance with actuarial procedures that recognize the variable nature of the Separate Account. A detailed statement of the method of computing values has been filed with the Insurance Department of the state in which this Group Contract was issued for delivery. All contract values for a Certificate are equal to or in excess of the minimum values required and all comply with the laws of that state.

SEPARATE            SEPARATE ACCOUNT
ACCOUNT             The assets of the Separate Account will be used to provide
PROVISIONS          values and benefits under this Group Contract and any
                    similar policies. The assets of the Separate Account are owned by Us and cannot be charged with liabilities which may arise from any other business the Company may conduct. The assets of the Separate Account are not part of Our general account. We may transfer to Our general account any assets of the Separate Account which exceed the reserves and other contract liabilities of the account. Unless otherwise permitted by law, the investment policy of the Separate
                    Account will not be changed
                    without the express or deemed approval of the state where this Group Contract was issued for delivery.

                    INVESTMENT ALLOCATIONS
                    The Separate Account is divided into several sub-accounts. We use amounts allocated to a sub-account to buy shares or units of the investment option shown in the prospectus for that sub-account. The Initial Payment under a Certificate is initially allocated to the Fixed Account. Subsequently, the payment will be allocated as the Owner requested in the application. We may delay such allocation until after the expiration of the Right to Return period stated on the front page of the Certificate.

                    SUBSTITUTION
                    We may substitute another underlying investment without consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or if We determine it is no longer appropriate for the purposes of the Group Contract. No substitution will be made without notice to the Owner and without the prior approval of the SEC and the state where this Group Contract was issued for delivery, if required. Should a substitution, addition or deletion occur, the Owner will be allowed to select from the then current sub-accounts and substitution may be made with respect to both existing payments and the investment of future payments.

                    TRANSFERS
                    The Owner may transfer Account Values among the sub-accounts or from the sub-accounts into the Fixed Account, upon request. The value transferred from any sub-account must be at least $250 or the entire balance, if less. The Account Value remaining in a sub-account after any transfer must be at least $500. If the balance remaining in a sub-account as a result of a transfer is less than $500, We may require the Owner to transfer the entire balance.

                    Transfers may be subject to a transfer charge. This charge will not exceed $25.

                    Transfers from the Fixed Account to the sub-accounts must occur within 60 days after each Certificate anniversary. The largest amount that may be transferred out in each Certificate year is the greater of the amount transferred in the prior Certificate's contract year or 20% of the balance in the Fixed Account. A transfer of all of the Account Value from the Separate Account to the Fixed Account will not be subject to a transfer charge.

                    We may modify or terminate the transfer privilege at any time.

                    SEPARATE ACCOUNT EXPENSE CHARGE
                    On each Valuation Day, an expense charge equal to the daily equivalent of the annual rate as shown on the Interest and Charges page is deducted proportionately from the sub-accounts.

REPORTS             ANNUAL REPORT
                    At least once each year, We will send each Owner a report which shows:

                    -  the current Death Benefit;
                    -  the current Account Value;
                    -  the current Cash Value;
                    -  the Payments paid;
                    -  investment gain/loss;
                    -  any Indebtedness;

                    -  the Cost of Insurance;
                    -  the Expense Charge;
                    -  the current Surrender Value; and
                    - any other information required by the state in which this Group Contract was issued for delivery.

                    ILLUSTRATION OF BENEFITS
                    During any Certificate's contract year, We will provide the Owner with one illustration of hypothetical future Account Values and Death Benefits at any time upon Written Request. We may charge a reasonable fee for any subsequent illustrations during the same Certificate's contract year. However, the fee will not be greater than $25.

CONTRACT            LOANS
LOANS FOR A         Each Certificate has a Loan Value which is equal to 90% of
CERTIFICATE         the Cash Value (see page 8) as of the date of the loan.
                    Loans must be at least $250. An Owner may borrow the Loan
                    Value by assigning this Certificate to Us as security for the loan. The assignment form must be satisfactory to Us.
                    Loans may be made at any time while coverage under the Certificate is in force. We may defer the granting of a loan for up to 6 months.

                    The Owner may decide the proportions in which to allocate the contract loan of the Certificate among the sub-accounts of the Separate Account. If the Owner does not specify the allocation, then the loan will be allocated among the sub-accounts of the Separate Account and the Fixed Account in proportion to the Account Value in each account. The Account Value equal to the portion of the contract loan of the Certificate allocated to a sub-account and the Fixed Account will be transferred from that sub-account and the Fixed Account to the Loan Account and the Account Value in that sub-account and the Fixed Account will be reduced by the amount transferred. If loan interest is not paid when due, an amount of Account Value equal to the loan interest will also be transferred.

                    If on any Certificate's contract anniversary, the Certificate's Indebtedness exceeds the Account Value in the Loan Account, We will transfer Account Value equal to the excess Indebtedness from the Fixed Account and the sub-accounts of the Separate Account to the Loan Account as security for the excess debt in the same manner as the original loan.

                    PREFERRED LOAN
                    The amount available for a Preferred Loan is the earnings of the Certificate since its inception.

                    Earnings equals (A) minus (B) minus (C) minus (D) plus (E); where

                    (A) is the Account Value;
                    (B) is total payments made;
                    (C) is the preferred loan balance;
                    (D) is accrued loan interest; and
                    (E) is all prior partial withdrawals in excess of earnings.

                    LOAN INTEREST
                    Interest on contract loans of a Certificate equals the Guaranteed Interest Rate For the Fixed Account, as shown on the Interest and Charges page, plus 2%. Interest on Preferred Loans equals the Guaranteed Interest Rate For the Fixed Account, as shown on the Interest and Charges page. Interest will accrue daily from the date of the loan, and is due on each Certificate's contract anniversary. Unpaid interest will be added to existing

                    Indebtedness, and will accrue interest at the same rate.

                    REPAYMENT
                    While coverage under the Certificate is in force during an Insured's lifetime, any loan may be repaid in whole or in part. When a loan repayment is made, the Account Value in the Loan Account will be reduced by the loan repayment, and this amount will be allocated proportionately among the Fixed Account and sub-accounts of the Separate Account.

WITHDRAWAL          WITHDRAWAL
                    The Owner may withdraw from the Certificate its full
                    Surrender Value upon Written Request at any time during the lifetime of the Insured. Upon withdrawal of the full
                    Surrender Value, coverage of the Insured under this Group
                    Contract will terminate.

                    The Owner may also make a partial withdrawal from a Certificate. Partial withdrawals must be at least $250. For any partial withdrawal after the first in any Certificate's contract year, We may charge a transaction fee of the lesser of $25 or 2% of the amount of the partial withdrawal. The Owner may select the sub-accounts from which to deduct the amount of the partial withdrawal. If the Owner does not indicate where the funds will be deducted from, the amount of the partial withdrawal will be deducted on a pro rata basis from the sub-accounts and the Fixed Account. The Initial Death Benefit is reduced on the date of the partial withdrawal in the same proportion that the Account Value was reduced. If a partial withdrawal less any applicable Withdrawal Charge, as described below, reduces the Account Value to below Our current minimum, then the withdrawal request will be treated as a request to withdraw the full Surrender Value.

                    We may defer the payment of the withdrawal from the Fixed Account for up to 6 months.

                    WITHDRAWAL CHARGE
                    Unless waived by Us, a Withdrawal Charge will be deducted from the Account Value in the event of a withdrawal.

                    For a full withdrawal, the Withdrawal Charge is calculated by multiplying (B) by (C) and subtracting the product from
                    (A), where:

                    (A) is the Initial Payment multiplied by the applicable
                        percentage rate from the Table of Withdrawal Charges;
                    (B) is each previous withdrawal charge collected; and
                    (C) is the Withdrawal Charge percentage in effect at the
                        time of a full withdrawal divided by the Withdrawal Charge percentage at the time each withdrawal was made.

                    For a partial withdrawal, the Withdrawal Charge is calculated by multiplying the applicable percentage rate from the Table of Withdrawal Charges by the amount of the partial withdrawal. The total of the Withdrawal Charges in a Certificate's contract year may not be greater than the applicable percentage rate from the Table of Withdrawal Charges multiplied by the portion of the Initial Payment not previously withdrawn as of the beginning of the Certificate year.

                    WAIVER OF WITHDRAWAL CHARGE
                    We will waive the Withdrawal Charge on that portion of a withdrawal not exceeding the greater of:

                    - 10% of the Account Value less any prior partial withdrawals and Preferred Loans taken during the Certificate year; or

                    - the earnings of the Certificate since its inception (see page 12).

                    We will also waive the Withdrawal Charge in the event of a Qualifying Medical Stay. To qualify for this waiver:

                    - the Insured must have a Qualifying Medical Stay which begins after the first Certificate's contract year and lasts at least 45 days during any continuous 60 day period; or
                    -  the Insured's spouse must have a Qualifying Medical
                       Stay which begins after the first Certificate's contract year and lasts at least 45 days during any continuous 60 day period; and
                    - The Owner must mail a Written Request for this waiver, together with proof, satisfactory to Us, of the stay, within 180 days of initial eligibility.

                    If the Insured's spouse had a Qualifying Medical Stay within 45 days prior to the Contract Date of a Certificate, a waiver of the Withdrawal Charge will not be considered for the Insured's spouse, until the later of:

                    - 6 months from the date of the last Qualifying Medical Stay; or
                    -  the first Certificate's contract anniversary.

                    Qualifying Medical Stay means: 1) confinement in a Qualifying Institution; and 2) treatment by a Qualifying Medical Professional.

                    Qualifying Institution means a licensed hospital or licensed skilled or intermediate care nursing facility at which: 1) medical treatment is available on a daily basis; and 2) daily medical records are kept on each patient. It does not include: 1) a facility whose purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care; or 2) a place mainly for rest.

                    A Qualifying Medical Professional is a legally qualified practitioner of the healing arts who is: 1) acting within the scope of his or her license; 2) not a resident of the Insured's household; and 3) not a member of the Owner's immediate family (children, grandchildren, parents, grandparents, siblings and their spouses).

                    Treatment means the rendering of medical care or advice related to a specific medical condition. Treatment includes diagnosis and subsequent care. It does not include routine monitoring unless medically necessary.

TERMINATION         TERMINATION OF THE GROUP CONTRACT
                    This Group Contract will terminate without the right of reinstatement on the date the coverage ends for the last remaining Insured covered under this Group Contract.

                    DISCONTINUANCE OF THE GROUP CONTRACT
                    This Group Contract will be discontinued if:

                    - the Contractholder gives Us 30 days written notice requesting that the Group Contract be discontinued; or

                    - We give the Contractholder 30 days written notice prior to the date We discontinue the Group Contract; or;

                    - the coverage on Insureds under this Group Contract is being transferred to another insurance carrier and the Contractholder has given Us at least 90 days written notice of discontinuance.

                    No additional persons will be accepted for insurance after the date of discontinuance.

                    If this Group Contract is discontinued, the party who initiated the discontinuance will send a notice to each Owner of record, at the Owner's last known address, at least 15 days prior to the date of discontinuance.

                    CONTINUATION OF INSUREDS' COVERAGE AFTER DISCONTINUANCE
                    If this Group Contract is discontinued, any insurance then in effect will remain in force under the Certificate, provided it is not cancelled or surrendered by the Owner.

                    TERMINATION OF AN INSURED'S COVERAGE
                    An Insured's coverage under the Group Contract will terminate when one of the following events occur:

                    -  an Insured dies;
                    -  an Insured's coverage matures;
                    -  the date an Insured's coverage ends without value; or
                    - the date an Insured's coverage is surrendered for its Surrender Value; or o the date the Group Contract terminates or is discontinued, except as provided in the Continuation of Insureds' Coverage After Discontinuance provision.

ACCELERATED         THE RECEIPT OF AN ACCELERATED DEATH BENEFIT MAY BE TAXABLE.
DEATH               OWNERS SHOULD CONSULT THEIR PERSONAL TAX OR LEGAL ADVISOR
BENEFIT             BEFORE APPLYING FOR THIS BENEFIT.
PROVISIONS
                    THE DEATH BENEFIT, ACCOUNT VALUE AND LOAN VALUE WILL BE
                    REDUCED IF AN ACCELERATED DEATH BENEFIT IS PAID.

                    ACCELERATED DEATH BENEFIT
                    If, while coverage under the Certificate is in force, We receive proof, satisfactory to Us, that the Insured either:
                    (1)  has a Terminal Condition; or
                    (2)  is Chronically Ill;
                    We will pay a portion of a Certificate's Death Benefit to the Owner as an Accelerated Death Benefit.

                    The balance of the Death Benefit is payable upon the Insured's Death. Only one Accelerated
                    Death Benefit payment is payable under each Certificate.

                    DEFINITION OF TERMINAL CONDITION
                    Terminal Condition means a medical condition which is expected to result in the Insured's death within 24 months from the date of the medical certification submitted to Us in connection with the application for the Accelerated Death Benefit and from which there is no reasonable prospect of recovery. Such Terminal Condition must be certified by a physician who meets the definition of a physician under
                    Section 101(g) of the Internal Revenue Code.

                    DEFINITION OF CHRONICALLY ILL
                    Chronically Ill means any Insured who has been certified by a licensed health care practitioner within the last 12 months as:
                    (1) being unable to perform, without substantial assistance from another individual, at least two activities of daily living for a period of at least 90 days due to a loss of functional capacity; or
                    (2) requiring substantial supervision to protect such
                        individual from threats to health and safety due to severe cognitive impairment.

                    Such licensed health care practitioner must meet the definition of a licensed health care practitioner under
                    Section 7702B(c) of the Internal Revenue Code.

                    ACTIVITIES OF DAILY LIVING
                    The activities of daily living prescribed in item (1) above are:
                    -  eating
                    -  toileting
                    -  transferring
                    -  bathing
                    -  dressing
                    -  continence.

                    AMOUNT OF ACCELERATED DEATH BENEFIT
                    We first calculate the Benefit Base, which equals the Death Benefit as defined in the DEATH BENEFIT section of this Group Contract (before subtracting any Indebtedness).

                    We then calculate the Maximum Available Accelerated Death Benefit by multiplying the Benefit Base by 90%.

                    The Owner may elect all or a portion of this Maximum Available Accelerated Death Benefit. However, the amount elected may not be less than $10,000, nor greater than $250,000. Additionally, the Initial Death Benefit for the Certificate remaining in force must be no less than $10,000.

                    The Owner will receive less than the amount elected because
                    We:
                    (1) discount the amount received because it is an early
                        payment;
                    (2) deduct a processing fee not to exceed $100; and
                    (3) repay and reduce any Indebtedness by the percentage of
                        Death Benefit accelerated.

                    In discounting the amount elected, We will assume that the Death Benefit would have been paid 24 months after the date the Accelerated Death Benefit is paid. The discount rate will equal the greater of:
                    (1) the current yield on 90 day treasury bills; or
                    (2) the current maximum statutory adjustable contract loan interest rate of a Certificate based on the greater of:
                        (a) Moody's Corporate Bond Yield Averages-Monthly Average Corporates-published by Moody's Investors Services, Inc., or any successor thereto for the calendar month ending two months before the date of application for an accelerated payment; and (b) the Group Contract's Guaranteed Annual Interest Rate for the Fixed Account rate plus 1%.

                    No Withdrawal Charge will apply when the Owner receives an Accelerated Death Benefit.

                    TERMINAL CONDITION OPTION
                    This option provides that the Accelerated Death Benefit will be paid in equal monthly installments for 12 months. For each $1,000 of Accelerated Death Benefit, each payment will be at least $84.65. This assumes an annual interest rate of 3.5%.

                    If the Insured dies before all the payments have been made, We will pay the Beneficiary in one sum. The one sum payment will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

                    If the Owner does not want monthly payments, We will pay the Accelerated Death Benefit in one sum, upon written request. Such payment will be calculated as described in the Amount of Accelerated Death Benefit provision.

                    CHRONICALLY ILL PAYMENT OPTION
                    This option provides level monthly payments for the number of years shown in the table that follows.
                    For each $1,000 of Accelerated Death Benefit, each payment will be at least the minimum amount shown in the table. The table uses an annual interest rate of 3.5%; We may use a higher rate.

                    ATTAINED                 PAYMENT                 MINIMUM MONTHLY
                     AGE OF                 PERIOD IN                PAYMENT FOR EACH
                    INSURED                   YEARS              $1,000 OF DISCOUNTED BENEFIT
                    64 and under               10                          $ 9.83
                    65-67                       8                          $11.90
                    68-70                       7                          $13.38
                    71-73                       6                          $15.35
                    74-77                       5                          $18.12
                    78-81                       4                          $22.27
                    82-86                       3                          $29.19
                    87 and over                 2                          $43.05

                    If the Insured dies before all the payments have been made, We will pay the beneficiary in one sum. The one sum We pay will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

                    If We agree, the Owner may choose a longer payment period than that shown in the table; if the Owner so chooses, monthly payments will be reduced so that the present value of the payments is the same. We will use an interest rate of at least 3.5%.

                    We reserve the right to set a maximum monthly benefit that We will pay under this option. If We do so, it will be at least $5,000.

                    If the Owner does not want monthly payments, We will pay the Accelerated Death Benefit in one sum, upon written request. Such payment will be calculated as described in the Amount of Accelerated Death Benefit provision with the exception of the period over which the payment will be discounted. The lump sum payment will be discounted over a period not less than the Payment Period in Years section of this provision. If the Insured dies before the end of the discount period, We will recalculate the Accelerated Benefit based upon the number of years between the end of the discount period and the date of death. The Beneficiary will be paid the difference between this recalculated amount and the amount that was received, minus the processing fee.

                    EFFECT ON THE CERTIFICATE
                    When We pay the Accelerated Death Benefit, We will calculate a percentage which equals:
                    (1) the amount the Owner elects to receive (before any
                        reductions); divided by
                    (2) the Benefit Base.

                    We will reduce by that percentage:
                    (1) the Initial Death Benefit;
                    (2) the Account Value; and
                    (3) any Indebtedness.

                    Any future Monthly Deductions, Cost of Insurance charges, or Withdrawal Charges will be based on the reduced amount of insurance.

                    Once We approve the Owner's claim, We will send a new Contract Information page of the Certificate with these changes. The subsequent payment of a Death Benefit or Maturity Benefit under a Certificate will constitute full settlement of the obligations of this Group Contract and of any Certificate issued under this Group Contract.

                    CONDITIONS
                    The Owner's right to receive the Accelerated Death Benefit is subject to the following conditions:
                    (1) We must receive evidence, satisfactory to Us, of the
                        Insured's eligibility for this Benefit. Evidence satisfactory to Us, may include, but is not limited to:
                         - the records of the Insured's attending physician, including a prognosis of the Insured;
                         - all pertinent facts concerning the Insured's health; and
                         - a medical examination of the Insured conducted by a physician chosen by Us and at Our expense. If there is a difference of opinion as to the prognosis of the Insured, the opinion of a licensed physician, acceptable to both Us and the Insured, will control.
                    (2) The Owner must choose the option in writing in a form
                        that meets Our needs.
                    (3) If the Owner has assigned all or a portion of a
                        Certificate, the Owner must also give Us a signed consent form from the assignee.
                    (4) All beneficiaries must consent in writing to the
                        payment of the Accelerated Death Benefit on the date the Benefit is requested.
                    (5) The Owner must send Us the Certificate.

                    EXCEPTIONS
                    This Benefit will not be paid if:
                    (1) the Insured is required by a governmental agency to
                        claim this Benefit in order to apply for, receive, or continue a government benefit or entitlement;
                    (2) the Insured is required by law to use this Benefit
                        to meet the claims of creditors, whether in bankruptcy or otherwise;
                    (3) all or part of the Certificate's Death Benefit must
                        be paid to the Insured's children or spouse or former spouse as part of a divorce decree, separate maintenance or property settlement contract; or
                    (4) the Insured is married and lives in a community
                        property state, unless the Insured's spouse has given Us signed written consent.

PAYMENT OF          PAYMENT
PROCEEDS            The Proceeds of a Certificate issued under this Group
                    Contract will be subject first to the interest of an assignee, to whom payment will be made in one sum. We will pay any remaining Proceeds to the Owner before the Insured's death, and to the Beneficiary after the Insured's death.

                    Payment to the Beneficiary will be made only if We receive proof, satisfactory to Us, of the Insured's death. Unless otherwise provided, payment will be made in equal shares to those Beneficiaries entitled to receive the Proceeds.

                    DELAY OF PAYMENT
                    We will pay Surrender Values, withdrawals and contract loans of a Certificate allocated to the Separate Account within seven days after We receive the Owner's Written Request. We will pay death Proceeds allocated to the Separate Account within seven days, only after We receive the Owner's Written Request and receive proof, satisfactory to Us, of the Insured's death. Payment may be delayed if:

                    - the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the SEC; or
                    - an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the sub-accounts; or
                    - the SEC, by order, permits postponement for the protection of Owners.

PAYMENT OF          PAYMENT OF PROCEEDS OPTIONS
PROCEEDS            The Proceeds may be applied under one of the following
OPTIONS             Options. An Option must be selected by Written Request. The
                    Owner may select an Option during the Insured's lifetime. If the Owner has not selected an Option before the Insured's death, the Beneficiary may choose one. We will not permit surrenders or partial withdrawals after payments under a proceeds option involving life contingencies commence.

                    THE OPTIONS
                    1. INTEREST. We will pay interest monthly on Proceeds left on deposit with Us. We will declare the interest rate each year. It will never be less than 3 1/2% a year.

                    2. FIXED AMOUNT. We will pay equal monthly installments, first payment immediately, until the Proceeds and the interest have been exhausted. Interest will be credited on unpaid balances at the rate which We will declare each year. It will never be less than 3 1/2%, compounded annually.

                    3. FIXED PERIOD. We will pay equal monthly installments, first payment immediately, for not more than 25 years. The minimum amount of each installment may be determined from the OPTION 3 TABLE on page 21. This Table is based on a guaranteed interest rate of 3 1/2%, compounded annually.

                    4. LIFE INCOME. We will pay equal monthly installments, first payment immediately, for the lifetime of the payee with or without a guaranteed period. The minimum amount of each installment may be determined from the OPTION 4 TABLE on page 21. This Table is based on a guaranteed interest rate of 3 1/2%, compounded annually. The guaranteed period selected may be: (1) 10 years; (2) 15 years; or (3) 20 years.

                    5. OTHER PAYMENT. We will pay the Proceeds in any other manner that may be mutually agreed upon.

                    AVAILABILITY
                    No Option may be selected unless the amount to be applied is more than $2,000 and will provide an installment payment of at least $20. Unless We consent, these Options will not be available if the payee is an assignee, administrator, executor, trustee, association, partnership or corporation.

                    ADDITIONAL INTEREST
                    At Our discretion, additional interest may be declared annually on all Payment Options. This interest will lengthen the period under Option 2, and increase the installment amounts under Options 3 and 4.

                                 OPTION 3 TABLE
             MINIMUM MONTHLY INSTALLMENT PAYMENT PER $1,000 APPLIED

-------------------------------------------------------------------------------------------------------------------
Number       Monthly     Number    Monthly      Number    Monthly     Number     Monthly     Number    Monthly
of Years     Payment    of Years   Payment     of Years   Payment    of Years    Payment    of Years   Payment
-------------------------------------------------------------------------------------------------------------------
     1        $84.65         6      $15.35         11      $9.09         16       $6.76       21        $5.56
-------------------------------------------------------------------------------------------------------------------
     2         43.05         7       13.38         12       8.46         17        6.47       22         5.39
-------------------------------------------------------------------------------------------------------------------
     3         29.19         8       11.90         13       7.94         18        6.20       23         5.24
-------------------------------------------------------------------------------------------------------------------
     4         22.27         9       10.75         14       7.49         19        5.97       24         5.09
-------------------------------------------------------------------------------------------------------------------
     5         18.12        10        9.83         15       7.10         20        5.75       25         4.96
-------------------------------------------------------------------------------------------------------------------

                                 OPTION 4 TABLE
             MINIMUM MONTHLY INSTALLMENT PAYMENT PER $1,000 APPLIED

-------------------------------------------------------------------------------------------------------------------
                               MALE                                                          FEMALE
-------------------------------------------------------------------------------------------------------------------
                  No     Guaranteed  Guaranteed   Guaranteed                No    Guaranteed Guaranteed  Guaranteed
             Guaranteed    Period     Period       Period              Guaranteed   Period     Period     Period
     Age        Period    10 Years    15Years     20 Years     Age       Period    10 Years   15Years     20Years
      50        $4.45      $4.41      $4.36       $4.29        50        $4.11      $4.09      $4.07      $4.04
      51         4.52       4.47       4.42        4.34        51         4.16       4.15       4.12       4.09
      52         4.59       4.55       4.48        4.40        52         4.22       4.20       4.18       4.14
      53         4.67       4.62       4.55        4.45        53         4.29       4.27       4.24       4.19
      54         4.76       4.70       4.62        4.51        54         4.36       4.33       4.30       4.24

      55         4.85       4.78       4.70        4.57        55         4.43       4.40       4.36       4.30
      56         4.94       4.87       4.77        4.63        56         4.50       4.47       4.42       4.36
      57         5.04       4.96       4.85        4.70        57         4.58       4.54       4.49       4.42
      58         5.15       5.06       4.93        4.76        58         4.67       4.62       4.57       4.48
      59         5.26       5.16       5.02        5.82        59         4.76       4.71       4.64       4.55

      60         5.39       5.26       5.11        4.89        60         4.85       4.80       4.72       4.61
      61         5.52       5.38       5.20        4.95        61         4.95       4.89       4.81       4.68
      62         5.66       5.50       5.29        5.01        62         5.06       4.99       4.89       4.75
      63         5.80       5.62       5.39        5.08        63         5.18       5.10       4.98       4.82
      64         5.96       5.75       5.49        5.14        64         5.30       5.21       5.08       4.89

      65         6.14       5.89       5.58        5.20        65         5.43       5.32       5.18       4.96
      66         6.32       6.03       5.68        5.26        66         5.57       5.45       5.28       5.03
      67         6.51       6.18       5.78        5.31        67         5.72       5.58       5.38       5.10
      68         6.72       6.33       5.88        5.37        68         5.89       5.72       5.49       5.17
      69         6.94       6.49       5.98        5.42        69         6.06       5.86       5.60       5.23

      70         7.18       6.65       6.08        5.46        70         6.25       6.01       5.71       5.30
      71         7.44       6.82       6.18        5.50        71         6.45       6.18       5.82       5.36
      72         7.71       6.99       6.27        5.54        72         6.67       6.34       5.93       5.41
      73         7.99       7.16       6.36        5.58        73         6.91       6.52       6.04       5.46
      74         8.30       7.33       6.44        5.61        74         7.17       6.70       6.15       5.51

      75         8.63       7.51       6.52        5.63        75         7.45       6.89       6.26       5.55
      76         8.99       7.68       6.60        5.66        76         7.75       7.08       6.36       5.59
      77         9.37       7.86       6.67        5.68        77         8.08       7.28       6.45       5.62
      78         9.77       8.03       6.73        5.69        78         8.43       7.48       6.54       5.65
      79        10.21       8.19       6.79        5.71        79         8.81       7.68       6.62       5.67
      80        10.67       8.36       6.84        5.72        80         9.22       7.88       6.70       5.69
------------------------------------------------------------------------------------------------------------------

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT AT RISK
                                   NON-TOBACCO

  Attained      Monthly Cost of
    Age          Insurance Rate

               Male      Female
      0       0.2193     0.1567
      1       0.0859     0.0701
      2       0.0826     0.0667
      3       0.0809     0.0651
      4       0.0776     0.0642

      5       0.0734     0.6254
      6       0.0692     0.0609
      7       0.0651     0.0592
      8       0.0626     0.0584
      9       0.0617     0.0576

     10       0.0626     0.0567
     11       0.0676     0.0584
     12       0.0767     0.0609
     13       0.0892     0.0642
     14       0.1034     0.0684

     15       0.1134     0.0717
     16       0.1234     0.0751
     17       0.1309     0.0776
     18       0.1359     0.0801
     19       0.1392     0.0826

     20       0.1401     0.0842
     21       0.1384     0.0859
     22       0.1359     0.0867
     23       0.1326     0.0884
     24       0.1292     0.0901

     25       0.1251     0.0917
     26       0.1226     0.0942
     27       0.1209     0.0959
     28       0.1201     0.0984
     29       0.1201     0.1017

     30       0.1209     0.1042
     31       0.1234     0.1076
     32       0.1267     0.1109
     33       0.1317     0.1151
     34       0.1376     0.1201

     35       0.1442     0.1259
     36       0.1517     0.1342
     37       0.1617     0.1442
     38       0.1726     0.1551
     39       0.1843     0.1667

     40       0.1984     0.1809
     41       0.2134     0.1959
     42       0.2293     0.2109
     43       0.2468     0.2259
     44       0.2660     0.2409

     45       0.2876     0.2576
     46       0.3110     0.2751
     47       0.3360     0.2943
     48       0.3635     0.3143
     49       0.3935     0.3368

     50       0.4277     0.3618
     51       0.4669     0.3894
     52       0.5120     0.4211
     53       0.5637     0.4561
     54       0.6213     0.4920

     55       0.6855     0.5303
     56       0.7556     0.5687
     57       0.8299     0.6063
     58       0.9125     0.6438
     59       1.0052     0.6864

     60       1.1088     0.7364
     61       1.2240     0.7982
     62       1.3569     0.8750
     63       1.5073     0.9693
     64       1.6745     1.0754

     65       1.8577     1.1898
     66       2.0559     1.3084
     67       2.2685     1.4296
     68       2.4996     1.5550
     69       2.7560     1.6946

     70       3.0703     1.8585
     71       3.4033     2.0584
     72       3.7600     2.3037
     73       4.1934     2.5976
     74       4.6701     2.9361

     75       5.1801     3.3143
     76       5.7192     3.7239
     77       6.2835     4.1631
     78       6.8762     4.6390
     79       7.5161     5.1666

     80       8.2238     5.7673
     81       9.0181     6.4590
     82       9.9157     7.2573
     83      10.9129     8.1594
     84      11.9904     9.1556

     85      13.1242    10.2354
     86      14.3000    11.3917
     87      15.5000    12.6232
     88      16.7191    13.9315
     89      17.9749    15.3273

     90      19.2858    16.8225
     91      20.6825    18.4527
     92      22.2180    20.2807
     93      24.0437    22.4383
     94      26.5035    25.2231

     95      30.2074    29.2496
     96      36.3581    35.7221
     97      47.2118    46.8683
     98      66.2071    66.0943
     99      82.5000    81.6667

Class A Guaranteed Monthly Maximum Insurance Rates are equal to 250% of the Guaranteed Maximum Insurance Rates for the Standard Class.

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT AT RISK
                                     TOBACCO

  Attained      Monthly Cost of
    Age          Insurance Rate

               Male      Female
      0       0.2193     0.1567
      1       0.0859     0.0701
      2       0.0826     0.0667
      3       0.0809     0.0651
      4       0.0776     0.0642

      5       0.0734     0.0626
      6       0.0692     0.0609
      7       0.0651     0.0592
      8       0.0626     0.0584
      9       0.0617     0.0576

     10       0.0626     0.0567
     11       0.0676     0.0584
     12       0.0767     0.0609
     13       0.0892     0.0642
     14       0.1034     0.0684

     15       0.1467     0.0801
     16       0.1634     0.0842
     17       0.1751     0.0884
     18       0.1843     0.0926
     19       0.1901     0.0951

     20       0.1934     0.0976
     21       0.1934     0.0992
     22       0.1901     0.1017
     23       0.1868     0.1042
     24       0.1817     0.1067

     25       0.1759     0.1092
     26       0.1726     0.1134
     27       0.1709     0.1167
     28       0.1709     0.1209
     29       0.1734     0.1259

     30       0.1776     0.1317
     31       0.1834     0.1367
     32       0.1909     0.1426
     33       0.2009     0.1501
     34       0.2126     0.1584

     35       0.2268     0.1676
     36       0.2434     0.1817
     37       0.2643     0.1984
     38       0.2876     0.2176
     39       0.3143     0.2384

     40       0.3452     0.2635
     41       0.3785     0.2901
     42       0.4152     0.3168
     43       0.4553     0.3435
     44       0.4995     0.3702

     45       0.5462     0.3985
     46       0.5946     0.4277
     47       0.6471     0.4578
     48       0.7039     0.4903
     49       0.7656     0.5262

     50       0.8341     0.5645
     51       0.9117     0.6054
     52       0.9994     0.6521
     53       1.0988     0.7039
     54       1.2073     0.7565

     55       1.3235     0.8107
     56       1.4463     0.8641
     57       1.5759     0.9142
     58       1.7121     0.9635
     59       1.8585     1.0161

     60       2.0216     1.0787
     61       2.2057     1.1572
     62       2.4134     1.2583
     63       2.6454     1.3811
     64       2.8993     1.5182

     65       3.1684     1.6628
     66       3.4502     1.8100
     67       3.7423     1.9522
     68       4.0489     2.0961
     69       4.3817     2.2526


     70       4.7492     2.4376
     71       5.1624     2.6722
     72       5.6299     2.9596
     73       6.1485     3.3017
     74       6.7174     3.6920

     75       7.3258     4.1186
     76       7.9486     4.5725
     77       8.5746     5.0471
     78       9.2082     5.5490
     79       9.8715     6.0962

     80      10.5868     6.7098
     81      11.3746     7.4070
     82      12.2491     8.2009
     83      13.1961     9.1191
     84      14.1843    10.1164

     85      15.1804    11.1778
     86      16.1604    12.2952
     87      17.1682    13.4579
     88      18.2203    14.6722
     89      19.2685    15.9376

     90      20.3284    17.3441
     91      21.4331    18.8626
     92      22.7172    20.5523
     93      24.3689    22.5437
     94      26.6300    25.2231

     95      30.2074    29.2496
     96      36.3581    35.7221
     97      47.2118    46.8683
     98      66.2071    66.0943
     99      82.5000    81.6667

Class A Guaranteed Monthly Maximum Insurance Rates are equal to 250% of the Guaranteed Maximum Insurance Rates for the Standard Class.

                              INTEREST AND CHARGES

INTEREST RATES
Guaranteed Annual Interest Rate For the Fixed Account   [3.50%]
Guaranteed Monthly Equivalent Interest Rate                       [0.28709%]


CONTRACT CHARGES
Contract Fee of a Certificate [$30.00] per year
Cost of Insurance as defined on page 9.
Fixed Account Expense Charge                       [0.48%] per year
Separate Account Expense Charge                    [1.65%] per year
Withdrawal Charge on Withdrawal as defined on page 13.

                           TABLE OF WITHDRAWAL CHARGES
           This table applies to the Initial Payment in the event of a
                 Withdrawal in the first [7] Certificate years.

Certificate             Percentage           Certificate             Percentage
    Year                                         Year
     [1                   9.75%                   5                    7.25%
     2                    9.50%                   6                    5.00%
     3                    9.25%                   7                    4.75%
     4                    7.50%            8 and thereafter            0.00%]

MORTALITY TABLE
[1980 Commissioners Standard Ordinary Age Last Birthday Smoker or Non-smoker]

A Certificate may end before the Maturity Date if the payments are not sufficient to continue the coverage issued under this Group Contract to that date. If current values change, this will also affect the benefits.

[LIBERTY MUTUAL LOGO]

--------------------------------------------------------------------------------
                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
                      A MEMBER OF THE LIBERTY MUTUAL GROUP
--------------------------------------------------------------------------------


CONTRACT DESCRIPTION
This is a GROUP MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CONTRACT.
The Death Benefit is payable if the Insured dies while this Group Contract is in force and before the Certificate's Maturity Date.
A Maturity Benefit is payable if the Insured is living on the Certificate's Maturity Date.
Death Benefit and Account Value may vary with investment and earnings experience and Contract Charges.
This Group Contract is not eligible for Dividends.